Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 23rd day of July, 2010,

B E T W E E N:

LIVE CURRENT MEDIA,  INC. a corporation incorporated under the laws of Nevada, and any and all of its subsidiaries
(the “Company”)
OF THE FIRST PART

- and -

PAUL W. MORRISON of the Town of Nutley, in the State of New Jersey,
(the “Executive”)
OF THE SECOND PART

WHEREAS the Company and the Executive wish to enter into this agreement to set forth the rights and obligations of each of them as regards the Executive’s employment with the Company;

NOW THEREFORE this agreement witnesseth that in consideration of the premises and the terms and conditions herein contained, the parties hereto covenant and agree with each other as follows:

1.	Definitions

In this Agreement the following terms shall have the following meanings respectively:

“Affiliates” has the meaning attributed to such term in the Business Corporations Act (British Columbia) as the same is now constituted;

“Agreement” means this agreement as it may be amended or supplemented from time to time, and the expressions “hereof, “herein”, “hereto”, ‘hereunder”, “hereby” and similar expressions refer to this Agreement and unless otherwise indicated, references to sections are to sections in this Agreement;

“Benefits” has the meaning attributed to such term in section 3.6;

“Board” means the board of directors of the Company

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the United States;

Change of Control of the Company” means a transaction or a series of transactions whereby directly or indirectly:

(i)
any Person or combination of Persons acting jointly and in concert (other than the Executive or a corporation controlled directly or indirectly by the Executive) acquires beneficially a sufficient number of securities of the Company to materially affect the control of the Company as provided below. Without limiting the generality of the foregoing, for the purposes of this Agreement, a Person or combination of Persons acting jointly and in concert, holding shares or other securities in excess of the number which, directly or following the conversion or exercise thereof, would entitle the holders thereof to cast 35% or more of the votes attached to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to affect materially the control of the Company, in which case the Change of Control of the Company shall be deemed to occur on the date that is the later of the date that the security representing one more than that required to cast 35% of the votes attached to all shares of the Company which may be cast to elect directors of the Company is acquired or the date on which the Persons acting jointly and in concert agree to so act;

(ii)
the Company shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement or business combination with, any other Person (other than a corporation controlled directly or indirectly by the Executive) and in connection therewith, all or part of the outstanding shares of the Company which have voting rights attached thereto shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other Person or for cash or any other property and control of the Company is thereby materially affected, as provided above in clause (i), in which case the Change of Control of the Company shall be deemed to occur on the date of closing of the consolidation, merger amalgamation, statutory arrangement or business combination, as the case may be; or

(iii)
the Company shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more subsidiaries of the Company shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest) property or assets aggregating more than 50% of the consolidated assets (measured by either book value or fair market value based on the most recent audited financial statements) of the Company and its subsidiaries as of the end of the most recently completed financial year to any other Person or Persons, in which case the Change of Control of the Company shall be deemed to occur on the date of transfer of the assets representing one dollar more than 50% of the consolidated assets;

other than a transaction or series of transactions which involves a sale of assets of the Company with which the Executive is involved as a purchaser in any manner, whether directly or indirectly, and whether by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase leaseback financing (but excluding where the Executive’s sole involvement with such a purchase is the ownership of an equity interest of less than 5% of the acquirer where the acquirer is a public company) and the Executive and Persons acting jointly and in concert with the Executive hold securities of the acquirer which, directly, or following the conversion or exercise thereof, would entitle the holders thereof to cast 5% or more of the votes attached to all shares or other interests of the acquirer which may be cast to elect directors or the management of the acquirer.

“Confidential Information” means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business or affairs of the Company or any of its Affiliates;

“Disability” has the meaning attributed thereto in any disability insurance policy carried on the life of the Executive by the Company, provided that if the Company is not carrying such a disability policy, “Disability” means the mental or physical state of the Executive such that the Executive has been unable due to illness, disease or other mental or physical disability for which no reasonable accommodation exists to fulfil his obligations as an employee or officer of the Company either for any consecutive 120 day period or for any period of 180 days (whether or not consecutively) in any consecutive 12 month period, or a court of a competent jurisdiction has declared the Executive to be mentally incompetent or incapable of managing his affairs;

“Effective Date” has the meaning attributed to such term in section 2.1;

“Employment Period” has the meaning attributed to such term in section 2.4;

“Incentive Shares” means such Incentive Shares issued in the Company’s subsidiary, Perfume.com Inc., a Delaware Company that will own and operate the perfume.com domain name and business;

“Just Cause” means the wilful failure of the Executive to properly carry out his duties after notice by the Company of the failure to do so and an opportunity for the Executive to correct the same within 60 days from the date of receipt of such notice, or theft, fraud, dishonesty or material misconduct by the Executive involving the property, business or affairs of the Company or the carrying out of the Executive’s duties, or the conviction of the Executive for any criminal offence which the Board determines in good faith would adversely affect the Executive’s ability to perform his duties hereunder, including a conviction for an offence which adversely reflects on the integrity or reputation of the Executive or the Company;

“Person” includes individuals, partnerships, associates, trusts, unincorporated organizations or a regulatory body or agency, government or governmental agency or authority or entity however designated or constituted;

“Salary” has the meaning attributed to such term in section 3.1;

 “Termination Without Cause” or “Terminated Without Cause” have the meaning attributed to such terms in section 7.3

2.          Employment of the Executive

2.1.      To Be Chief Executive Officer (“CEO”) and President of Perfume.com Inc., and President and Chief Operating Officer (“COO”) of Live Current Media Inc., collectively known as “The Company”.  The Company shall employ the Executive, and the Executive shall serve the Company, in the position of CEO and President of Perfume.com Inc., and as President and COO of Live Current Media Inc., effective as of and from July 23, 2010 (the “Effective Date”), on the terms and conditions and for the remuneration hereinafter set out.  In such position, the Executive shall perform or fulfill such duties and responsibilities as the Company may designate from time to time and as are reasonably consistent with the position of a CEO, COO and President.  In his capacity as an officer and employee of the Company, the Executive shall report to the Chief Executive Officer of Live Current Media Inc..

2.2.                      Performance of Duties.  The Executive hereby agrees to be employed by the Company as herein provided, shall faithfully, honestly and diligently serve the Company and shall, subject to section 2.1 above, carry out such tasks as the Company may from time to time request.  The Executive shall (except in the case of illness or accident) devote the majority  of his working time and attention to his employment hereunder and shall use his best efforts to promote the interests of the Company.

2.3.                      Annual Review of this Agreement.  The terms and conditions contained in this Agreement shall be subject to annual review by the Chairman of the Board and the Board, representatives of whom shall consult with the Executive in the course of such review.  The Board and Executive will negotiate in good faith any changes to the terms and conditions of this Agreement as are appropriate to reflect the value of the services of the Executive to the Company and the success of the Company in establishing and achieving business goals for the Company, provided however, that if the Board recommends an amendment that would constitute a material change in the remuneration or responsibilities of the Executive, with which the Executive does not agree and the Board persists in insisting on such amendment, the Executive will be entitled to treat such event as Termination Without Cause and the provisions of section 7.3 shall thereby apply effective as of the date of such amendment.

2.4.                      Employment Period.  The Executive’s employment hereunder, subject to section 7 hereof, shall be for a one-year term and any extension thereof as agreed by the Executive and the Company, commencing from the Effective Date (the “Employment Period”).

3.                         Remuneration

3.1.                      Base Salary.  During the period of the Executive’s employment hereunder, the Company shall pay the Executive a gross base salary (the “Salary”) in the amount of $130,000 in respect of each year thereof, subject to section 3.2 below, payable in equal instalments on the closest Business Day to the middle and the end of each month during such year.

3.2.                      Cost of Living Increase  The Salary shall be increased in respect of each year during the Employment Period commencing August 1, 2011 (provided the Employment Period is extended in accordance with section 2.4 above) by a percentage equal to the percentage increase (if any) in the consumer price index, all items for New York-Northern New Jersey, USA, as published by the Bureau of Labor Statistics under the authority of the United States Department of Labor, for the immediately preceding year.

3.3.                      Bonus Remuneration.  The Executive may, in respect of each year of his employment hereunder commencing August 1, 2011 (provided the Employment Period is extended in accordance with section 2.4 above), be entitled to a cash bonus of up to 50% of his Salary for such year of employment as determined by the Board in its sole discretion in accordance with the Company’s ongoing programmes and objectives, which shall be paid within 30 days following the date as of when the audited financial statements for such year have been approved by the Board.

3.4.                      Signing and Special Bonus.  No Signing or Special Bonuses will be paid.

3.5.                      Stock Options.  The Executive will be granted an option, under the 2007 Stock Option Plan, to purchase during the Employment Period up to 1,000,000 common shares of the Company at the then market price on the Effective Date which will be exercisable with respect to 333,334 shares on the first anniversary of the Effective Date. Thereafter, and subject to the renewal of this contract at the end of the term, with respect in each case to 83,333 shares on the last day of each successive three-month period. If the Executive is Terminated without Cause, or is deemed to be Terminated without Cause as provided herein, or dies, or this contract is not renewed for at least one subsequent one year term, all unexercised options that would have vested in the twelve month period immediately following the Termination without Cause or non-renewal, will thereupon become exercisable. The options will have a term of five (5) years.

In addition, the Board in its sole discretion will consider each year during the Employment Period the grant of additional options to the Executive to purchase common shares of the Company.

3.6.                      Incentive Shares in Perfume.com Inc.   The Executive will be granted such number of Incentive Shares in Perfume.com Inc., such that on a fully diluted basis, that number is equal to 5% of the outstanding shares. Such shares to be issued under the terms and conditions of the Incentive Share Plan for Perfume.com Inc.

3.7.                      Benefits.  The Company shall provide to the Executive, in addition to the Salary and any bonus remuneration, all such benefits (the “Benefits”) comparable to the benefits it provides from time to time to the management and other employees of the Company in accordance with and subject to the terms and conditions of the applicable fund, plan or arrangement relating thereto.  The Company will pay the costs of continuing the Executive’s health insurance coverage at group rates under COBRA until the Company can provide the Executive with health insurance coverage.

3.8.                      Statutory Deductions.  The Company shall deduct from the Salary, any bonus remuneration and any other payments and allowances provided for herein, all such amounts as are required by law to be withheld and deducted at source and shall remit the same to the required governmental authority or agency.

4.                         Expenses

The Company shall pay or reimburse the Executive for all travel (including business class flights where applicable in accordance with the Company’s policy from time to time) and out-of-pocket expenses reasonably incurred or paid by the Executive in the performance of his duties and responsibilities upon presentation of expense statements or receipts or such other supporting documentation as the Company may reasonably require.

5.                         Vacation

The Executive shall be entitled during each year of his employment hereunder to vacation with pay of three weeks.  Such vacation shall be taken by the Executive at such time as may be acceptable to the Company having regard to its operations.  Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to section 8, the Executive shall not be entitled to receive any payment in lieu of any vacation to which he was entitled and which had not already been taken by him except to the extent, if any, of the payments in respect of vacation pay required under applicable law.

6.                         Indemnification

The Parties agree that in the event Executive is made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Employee), by reason of the fact that Executive by reason of the fact that the Executive is or was serving at the request of the Company as a Director, Officer, employee, or agent is or was serving at the request of the Company of another corporation, partnership, joint venture, trust or other enterprise, the Company shall indemnify Employee against expenses (including (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by Employee in connection with such action, suit or proceeding if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding had no reasonable belief that his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Executive did not act in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had reasonable cause to believe Executive’s conduct was unlawful.

7.                         Disability Insurance

The Company will obtain and maintain disability insurance with respect to the Executive on such terms and in such amount as are normal and reasonable in relation to the Company and the industry in which it operates.

8.                         Termination

8.1.                      Termination for Just Cause.  The Company may terminate the employment of the Executive hereunder at any time for Just Cause without notice and without further obligations to the Executive, including without payment of any kind of compensation either by way of anticipated earnings or damages of any kind.

8.2.                      Termination by Death.  The Executive’s employment hereunder shall be terminated upon the death of the Executive, in which case the Company shall pay to the estate of the Executive all Salary, bonus and vacation pay earned to the date of death but unpaid, and such Salary and bonus,  and shall reimburse his expenses, as would have been paid or reimbursed to the Executive in the event of Termination without Cause.

8.3.                      Termination without Just Cause and without Notice.  The Company may terminate the employment of the Executive hereunder, in its sole discretion, without notice and without Just Cause (“Termination Without Cause” or “Terminated Without Cause”), effective immediately upon the date as of when the Executive is advised of such termination, and in such case the Company shall:

(a)           pay the Executive a severance allowance equivalent to the aggregate of :

(i)	the lesser of twelve months of the Executive’s then current Salary, or the salary payable until the end of the term of this Agreement; and

(ii)	an amount equivalent to the Executive’s annualized entitlement to bonus remuneration, if any such bonus has been declared by the Board pursuant to section 3.3 above,

in a lump sum within two weeks following the date of such termination;

(b)	pay to the Executive all outstanding vacation pay and any earned but unpaid Salary up to the date of such termination within two weeks of the date of such termination;

(c)	reimburse the Executive for any business expenses incurred by him up to and including the date of such termination following provision by the Executive of applicable receipts; and

(d)	ensure that it has complied with all statutory obligations imposed by applicable law.

Unless otherwise agreed with the Company, all payments on account of Benefits shall cease and the Company shall be under no further obligation with respect thereto upon the termination of the Executive’s employment hereunder.

8.4.                      Termination following a Change of Control.  In the event of a Change of Control of the Company, the Executive may elect to resign his employment by giving written notice to the Company within 60 days following the date of occurrence of such Change of Control of the Company, in which event the Executive’s employment hereunder shall be deemed to have been Terminated Without Cause by the Company and the provisions of section 8.3 shall thereby apply effective as of the date of such notice.

8.5.                      Termination Without Cause upon Disability.  If the employment of the Executive is terminated by the Company because of a Disability, the Executive shall be deemed to have been Terminated Without Cause and the provisions of section 8.3 hereof shall thereby apply effective as of the date of such termination, provided that the amount payable to the Executive under subsection 8.3(a) hereof shall be reduced by an amount equal to the aggregate amount of any disability benefits payable to the Executive under any disability insurance carried by the Company in respect of the year immediately following the date of such termination.

8.6.                      Cessation of Duties and Obligations of the Company.  Unless otherwise agreed, the Executive shall upon receiving any notice of termination of his employment hereunder, whether or not purported to constitute prior notice, forthwith cease to perform his duties and responsibilities and cease to attend the Company’s premises.  The Company’s obligations pursuant to this section 8 with respect to the termination of the Executive’s employment hereunder shall commence as of the date of receipt of such notice of termination except where otherwise provided herein.

8.7.                      Resignation or Retirement of the Executive.  The Executive shall provide the Company with three months prior written notice of his resignation or retirement from the Company, except in the case of Change of Control of the Company in respect of which section 8.4 hereof is applicable.

8.8.                      Material Change in Duties and Responsibilities.  If there has been a material change in the Executive’s duties and responsibilities such as he is required to assume duties that are not consistent with, or to relinquish duties that are consistent with, those set out in section 2.1 or a material reduction in his annual remuneration, and such change is unacceptable to the Executive, the Company shall be considered for all purposes of this Agreement to have delivered a notice of Termination Without Cause on the date of such change terminating the Executive’s employment and section 8.3 hereof shall thereby apply effective as of such date.

8.9.                      Deductions and Withholdings.  All payments made to the Executive pursuant to this section 8 shall be subject to applicable deductions and withholdings.

8.10.                    Complete Satisfaction.  Compliance by the Company with its obligations pursuant to this section 8 hereof shall constitute full and final satisfaction of any entitlement which the Executive may have with respect to the termination of his employment hereunder, including without limitation, any entitlement to notice, pay in lieu of notice or severance, whether arising under contract, statute or otherwise, and the Executive shall have no action, cause of action, claim or demand, either under statutory or common law, against the Company or any other Person as a consequence of such termination.

8.11.                    Return of Property.  In the event of the termination of the Executive’s employment hereunder for any reason, including resignation or retirement, the Executive will immediately return to the Company all property of the Company in his possession or under his control.

9.                         Inventions, Etc.

The Executive agrees that any and all operational and scientific information, including but not limited to, marketing, business plans, formulae, processes, designs, computer software and programmes and inventions which the Executive may conceive or make or have conceived or made in the course or arising out of his employment with the Company (collectively, the “Works”) shall be and are the sole and exclusive property of the Company and shall be disclosed by the Executive to the Company.  The Executive shall, whenever requested to do so by the Company, and without any obligation on the part of the Company to pay any royalty or other compensation to the Executive, at the Company’s expense execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate:

(i)	in order to apply for, obtain, maintain, enforce or defend letters patent in Canada or in any foreign country for any Works; or

(ii)	in order to assign, transfer, convey or otherwise made available to the Company the sole and exclusive rights, title and interest in and to any Works.

The Executive also agrees to waive in whole any moral rights which it may have in any Works or any part or parts thereof.

10.                        Non-Competition

The Executive shall not during the Employment Period and the 12 months immediately thereafter (except in the event of a Change of Control of the Company), directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as an employee, principal, agent, director or shareholder:

(i)           be engaged in any undertaking;

(ii)	have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person; or

(iii)	advise, lend money to, guarantee the debts or obligations of any Person which carries on a business;

anywhere in the United States which is the same as or substantially similar to or competes with or would compete with the specific business carried on by Perfume.com, Inc., namely the sale of perfume over the internet, during the Employment Period.

Notwithstanding the foregoing, nothing herein shall prevent the Executive from being engaged in an e-commerce or e-media company or venture that does not derive more than 25% of its revenue from the sale of perfume over the internet, nor from owning up to 5% of the issued shares of a corporation or business that derives substantially all of its revenue from selling perfume over the internet, the shares of which are listed on a recognized stock exchange or publicly traded on an over-the-counter market.

11.                        No Solicitation of Customers

The Executive shall not, during the Employment Period and for the 12 months immediately thereafter (except in the event of a Change of Control of the Company), directly or indirectly, contact or solicit any designated customers or suppliers of the Company or any of its Affiliates for the purpose of selling to the designated customers any services or products which are the same as or substantially similar to, or in any way competitive with, the services or products sold by the Company or any of its Affiliates during the Employment Period. For the purpose of this section, a designated customer means a Person who was a customer of the Company or of any of its Affiliates during some part of the Employment Period.

12.                        No Solicitation of Employees

The Executive shall not, during the Employment Period and for the 12 months immediately thereafter (except in the event of a Change of Control of the Company), directly or indirectly, employ or retain as an independent contractor any employee of the Company or any of its Affiliates or induce or solicit, or attempt to induce, any such Person to leave his or her employment.

13.	Confidentiality

The Executive shall not, either during the Employment Period hereunder or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information provided, however, that nothing in this section shall preclude the Executive from disclosing or using Confidential Information, if:

13.1.      the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

13.2.      disclosure of the Confidential Information is required to be made by any law, regulation, governmental authority or court; or

13.3.      the Confidential Information was received by the Executive after termination of the Employment Period from a third party who had a lawful right to disclose it to the Executive.

14.                        Remedies

The Executive acknowledges that a breach or threatened breach by the Executive of the provisions of sections 9 to 13, inclusive, may result in the Company and its shareholders suffering irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, the Executive agrees that the Company shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled.

15.                        Co-operation by Executive

The Executive shall co-operate in all respects with the Company if the question arises as to whether a Disability has occurred. Without limiting the generality of the foregoing, the Executive shall authorize the Executive’s medical doctor or other health care specialist to discuss the condition of the Executive with the Company and shall submit to examination by a medical doctor or other health care specialist selected by the Company, acting reasonably.

16.                        Representation of Executive

The Executive represents and warrants to the Company that he is not a party to, or bound by, any agreement or understanding with any other Person that precludes or restricts his ability and entitlement in any way to carry out his duties of employment with the Company as contemplated herein, free and clear of any claims or liabilities of whatsoever nature.

17.                        Disputes

(a)           Any dispute between the parties hereto in respect of the interpretation of this Agreement shall be subject to formal mediation before any judicial proceedings are commenced.

(b)           If any such a dispute is not resolved by such formal mediation within six months  following a written demand for mediation by any party and participation in such mediation by all the parties, then either party may commence an action in any court of competent jurisdiction.

(c)           All costs of the mediation, other than the costs of any counsel engaged by the Executive, will be paid for by the Company, provided, however, if the matter is settled through the mediation then the Company will pay any reasonable fees of counsel engaged by the Executive.

18.                        Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing sent by any means providing proof of receipt, such as by Registered Mail Return Receipt Requested, Commercial Overnight Courier, Hand Delivery with Receipt Endorsed on a copy by the recipient, by facsimile, Commercial Hand Delivery Service with Affidavit of Notices and other communications shall be addressed as follows:

(a)	if to the Company:

Live Current Media Inc.
Suite 307
780 Beatty Street
Vancouver, British Columbia
V6B 2M1

(b)          if to the Executive:

Paul W Morrison
34 Milton Ave
Nutley, NJ, USA 07110

19.                        Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

19.                        Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision thereof.

21.                        Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces all prior agreements if any, written or oral, with respect to the Executive’s employment by the Company and any rights which the Executive may have by reason of any such prior agreement. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Company or its directors, officers and agents to the Executive, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

22.                        Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

23.                        Currency

All amounts in this Agreement are stated and shall be paid in US currency.

24.                        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

25.                        Counterparts

This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

26.                        Acknowledgment

The Executive acknowledges that:

26.1.	the Executive has had sufficient time to review and consider this Agreement thoroughly;

26.2.	the Executive has read and understands the terms of this Agreement and the Executive’s obligations hereunder; and

26.3.	the Executive has been given an opportunity to obtain independent legal advice, or such other advice as the Executive may desire, concerning the interpretation and effect of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

LIVE CURRENT MEDIA, INC.

	By:	/s/ C. Geoffrey Hampson
Witness
)
)
)		/s/ Paul Morrison
Paul W Morrison